Exhibit 99.1
HAMPSHIRE GROUP, LIMITED
STOCK SYMBOL: HAMP.PK

CONTACT:	Berns Communications Group, LLC Jessica Liddell / Melissa Jaffin (212) 994-4660

HAMPSHIRE REPORTS SECOND QUARTER 2011 RESULTS

New York, NY, August 11, 2011… Hampshire Group, Limited (OTC Markets: HAMP.PK, www.hamp.com) today announced its results for the three and six months ended July 2, 2011 and filed its quarterly report on Form 10-Q. This press release should be read in conjunction with the filed quarterly report referred to in this release.

Commenting on the results, Heath L. Golden, President and CEO of Hampshire Group, stated, “During the quarter, we were focused on execution in our men’s business and on several significant initiatives that have set a new strategic course for the Company. Most importantly, we announced the pending acquisition of Rio Garment, which will give us a manufacturing base in the western hemisphere and dramatically transform our Company by positioning us in several new avenues for growth. This acquisition is expected to close in the third quarter and we are expeditiously implementing our integration plan. Further, we completed the sale of our women’s business, sharpening our focus and strengthening our balance sheet. This is an exciting time at Hampshire and we are committed to returning the business to profitability and delivering long-term shareholder value.”

Second Quarter 2011 Highlights
•	Entered into merger agreement to acquire Rio Garment S. de R.L., a Honduras-based apparel manufacturer, designing, sourcing and producing knit tops for retailers and distributors in the United States;
•	Sold women’s businesses, Hampshire Designers and Item-Eyes, in separate transactions to LF USA and KBL Group, respectively.

Results of Continuing Operations for Three Months Ended July 2, 2011
Net sales increased 48.6% to $3.5 million for the three months ended July 2, 2011 from $2.3 million for the same period last year. The increase in net sales resulted primarily from an increase in average net selling prices and volume. The increase in average net selling prices was due primarily to a significant decrease in customer allowances from 2010 to 2011. The volume of total menswear units sold increased from the same period last year primarily as a result of the sale of discounted prior season goods. Due to the seasonality of the menswear business, a significant portion of our menswear net sales occur in the third and fourth quarters.

For the three months ended July 2, 2011, the Company had a loss from continuing operations of $7.3 million compared to a loss from continuing operations of $7.8 million for the same period last year. This decrease was primarily due to a $3.9 million reduction in special costs, partially offset by a $2.2 million increase in selling, general and administrative costs, primarily due to acquisition costs incurred during the current period, and a $1.2 million non-cash impairment charge recorded in the second quarter 2011.

The Company is providing earnings (loss) before income taxes, interest, depreciation and amortization (“EBITDA”) and adjusted EBITDA because its management believes that these measures provide useful information for investors concerning the Company's operating results and financial performance. The Company had negative adjusted EBITDA of $4.5 million and $3.0 million for the quarter ended July 2, 2011 and July 3, 2010, respectively. (See the Non GAAP Reconciliation table in the Selected Financial Data section of this press release.)

Basic and diluted loss per share from continuing operations for the three months ended July 2, 2011 was $1.30, compared to a basic and diluted loss per share of $1.40 for the same period last year.

Results of Continuing Operations for Six Months Ended July 2, 2011
Net sales increased 42.6% to $7.0 million for the six months ended July 2, 2011 from $4.9 million for the same period last year. The increase resulted primarily from an increase in average net selling prices due to reduced customer allowances.

For the six months ended July 2, 2011, the Company had a loss from continuing operations of $11.0 million compared to a loss from continuing operations of $12.2 million for the same period last year. The reduction in the loss from continuing operations was primarily due to a $4.4 million reduction in special costs, offset by a $1.2 million impairment charge.

For the six months ended July 2, 2011, the Company had negative adjusted EBITDA of $7.2 million compared to $6.2 million for the same period last year. (See the Non GAAP Reconciliation table in the Selected Financial Data section of this press release.)

Basic and diluted loss per share from continuing operations for the six months ended July 2, 2011 was $1.96, compared to a basic and diluted loss per share of $2.20 for the same period last year.

On July 2, 2011, cash and cash equivalents totaled $42.0 million, which included restricted cash of $12.7 million, compared with $31.6 million as of July 3, 2010. The Company’s working capital related to continuing operations was $47.9 million at July 2, 2011 compared with $42.8 million at July 3, 2010. As of July 2, 2011, the Company had no outstanding borrowings under its credit facility with approximately $1.1 million of availability and approximately $29.4 million of unrestricted cash that was not included in the availability calculation.

Additional Information

•
Sale of Women’s Businesses - On May 5, 2011, the Company announced a significant shift in its growth strategy to focus on Hampshire’s men’s business and pursue other strategic opportunities. In connection with this new strategic direction, the Company sold its women’s businesses, Hampshire Designers and Item-Eyes, in two separate transactions. The assets, liabilities, and results from operations for the women’s businesses have been presented as discontinued operations in both current and prior year periods. Net of severance and transaction costs, among other things, we recognized a $10.9 million gain on the sale of the women’s businesses.

•
Acquisition of Rio - On June 13, 2011, we reached a significant milestone with entering into a merger agreement to acquire Rio Garment S. de R.L (“Rio”). The acquisition is expected to be accretive to Hampshire’s 2011 operating results and the Company believes it will be a major contributor to Hampshire’s drive to achieve profitability and build shareholder value. Founded in 2006, Rio is a Honduras-based apparel manufacturer, designing, sourcing and producing knit tops for retailers and distributors in the United States. The acquisition will provide a significant opportunity to grow Hampshire’s core business into the fast-growing specialty store channel and also allows the Company to leverage its existing operating platforms to expand Rio’s business into the department and chain store channels. In addition to consideration to be paid upon closing, the Company will deposit $3.5 million in cash into an escrow account and hold back and reserve for issuance $6.5 million of shares of the Company’s common stock for certain post-closing purchase price adjustments and potential indemnification claims. The merger is expected to close during the third quarter 2011.

About Hampshire Group
Hampshire Group, Limited is a leading U.S. provider of men’s sweaters, wovens and knits, and a designer and marketer of branded apparel. Its customers include leading retailers such as JC Penney, Kohl’s, Macy’s, and Belk’s, for whom it provides trend-right, branded apparel. Hampshire licenses the Geoffrey Beene® and Dockers® labels for men’s sweaters, both of which are market leaders in their categories, and licenses JOE Joseph Abboud® for men’s sportswear. Hampshire’s owned brands include Spring+Mercer®, a more modern line featuring sweaters and knit and woven tops, and the scott james™ brand, a men’s specialty retailer and wholesale provider of apparel to upscale specialty stores.

Cautionary Disclosure Regarding Forward-Looking Statements
This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that reflect the Company's current views with respect to future events. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrences of unanticipated events. Readers are urged to review and consider carefully the various disclosures made by the Company in its Form 10-K and other Securities and Exchange Commission filings, which advise interested parties of certain factors that affect the Company's business. Risks and uncertainties that could cause actual results to differ materially from those anticipated in our forward looking statements include, but are not limited to, the following: economic cycles that affect consumer spending; lack of an established public trading market for the Company’s common stock; decreases in business from or the loss of any of our key customers; financial instability experienced by our customers; chargebacks and margin support payments; loss or inability to renew certain licenses; the ability to anticipate consumer trends; use of foreign suppliers to manufacture our products and the increase of related costs; failure of our vendors to use acceptable ethical business practices; failure to deliver quality products in a timely manner; potential problems with our distribution system; labor disruptions; failure, inadequacy, interruption or security lapse in information technology; failure to successfully compete; challenges integrating businesses we have acquired or may acquire; unanticipated results from the resolution of tax matters; loss of certain key personnel; the stockholders’ rights plan; and global, political and economic conditions.

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Hampshire Group, Limited and Subsidiaries
Selected Financial Data

	Three Months Ended		Six Months Ended
(In thousands, except per share data)	July 2, 2011	July 3, 2010	July 2, 2011	July 3, 2010

Net sales	$3,467	$2,333	$6,978	$4,892
Cost of goods sold	3,494	2,348	6,274	4,653

Gross profit (loss)	(27)	(15)	704	239
Selling, general, and administrative expenses	5,948	3,659	10,225	7,733
Goodwill impairment loss	1,204	—	1,204	—
Special costs	—	3,874	—	4,415

Loss from operations	(7,179)	(7,548)	(10,725)	(11,909)
Other income (expense):
Interest income	—	26	1	44
Interest expense	(108)	(95)	(185)	(166)
Other, net	(13)	(54)	(17)	(80)

Loss from continuing operations before income taxes	(7,300)	(7,671)	(10,926)	(12,111)
Income tax (benefit) provision	(27)	83	42	121

Loss from continuing operations	(7,273)	(7,754)	(10,968)	(12,232)
Income (loss) from discontinued operations, net of taxes	10,386	(85)	9,084	(627)

Net income (loss)	$3,113	$(7,839)	$(1,884)	$(12,859)

Basic income (loss) per share:
Loss from continuing operations	$(1.30)	$(1.40)	$(1.96)	$(2.20)
Income (loss) from discontinued operations, net of taxes	1.85	(0.01)	1.62	(0.12)

Net income (loss)	$0.55	$(1.41)	$(0.34)	$(2.32)

Diluted income (loss) per share:
Loss from continuing operations	$(1.30)	$(1.40)	$(1.96)	$(2.20)
Income (loss) from discontinued operations, net of taxes	1.85	(0.01)	1.62	(0.12)

Net income (loss)	$0.55	$(1.41)	$(0.34)	$(2.32)

Weighted average number of shares outstanding:
Basic weighted average number of common shares outstanding	5,611	5,554	5,582	5,553

Diluted weighted average number of common shares outstanding	5,611	5,554	5,582	5,553

NON GAAP RECONCILIATION:
Net income (loss)	$3,113	$(7,839)	$(1,884)	$(12,859)
Income tax (benefit) provision	(27)	83	42	121
Interest expense, net	108	95	185	166
Depreciation and amortization	507	621	1,019	1,239

EBITDA	3,701	(7,040)	(638)	(11,333)

Special costs	—	3,874	—	4,415
Acquisition costs	962	42	1,288	42
Goodwill impairment loss	1,204	—	1,204	—
Other, net	13	54	17	80
(Income) loss from discontinued operations	(10,386)	85	(9,084)	627

Adjusted EBITDA	$(4,506)	$(2,985)	$(7,213)	$(6,169)

The Company believes that supplementing its financial statements prepared according to generally accepted accounting principles in the United States (“GAAP) with certain non-GAAP financial measures, as defined by the Securities and Exchange Commission (“SEC”), provides a more comprehensive understanding of Company’s results of operations. Such measures include EBITDA and Adjusted EBITDA and should not be considered an alternative to comparable GAAP financial measures, but should rather be read in conjunction with the GAAP financial measures. Readers are urged to review and consider carefully the various disclosures made by the Company in its Form 10-K for the year ended December 31, 2010 and its Form 10-Q for the quarter ended July 2, 2011 and other SEC filings, which advise interested parties of certain factors that affect the Company’s business.

SELECTED BALANCE SHEET DATA:
(excluding discontinued operations)	July 2, 2011	July 3, 2010

Cash and cash equivalents	$29,378	$31,630
Restricted cash	$12,651	$—
Accounts receivable, net	$1,070	$1,534
Borrowings under credit facility	$—	$—
Working capital	$47,883	$42,768

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